Exhibit 99

Spirit AeroSystems Holdings, Inc.

3801 S. Oliver

Wichita, KS 67210

www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports Fourth Quarter and Full-Year 2011 Financial Results; Provides 2012 Financial Guidance

Fourth Quarter 2011

•                  Revenues of $1.219 billion

•                  Operating Income of $102 million; Operating Margins of 8.4 percent

•                  Fully-Diluted Earnings Per Share of $0.42; includes $0.10 per share favorable adjustment for block closeout and ($0.25) per share related to new program charges

Full-Year 2011

•                  Revenues of $4.864 billion

•                  Operating Income of $356 million; Operating Margins of 7.3 percent

•                  Fully-Diluted Earnings Per Share of $1.35

•                  Total backlog of approximately $32 billion

Financial Guidance for 2012

•                  Revenue between $5.2 - $5.4 billion

•                  Fully-Diluted earnings per share between $2.00 - $2.15 per share

Wichita, Kan., Feb. 9, 2012 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported fourth quarter and full-year 2011 financial results reflecting strong revenue growth on higher ship set deliveries and solid core operating performance. Full-year net income decreased primarily due to charges recorded on development programs in 2011, including net pre-tax $50 million, or ($0.25) per share, of forward loss charges in the fourth quarter.

Spirit’s fourth quarter 2011 revenues were $1.219 billion, up from $1.071 billion for the same period of 2010 as the company benefited from higher production deliveries during the quarter.

Table 1. Summary Financial Results (unaudited)

	4th Quarter				Twelve Months
($ in millions, except per share data)	2011	2010	Change		2011	2010	Change
Revenues	$1,219	$1,071	14%		$4,864	$4,172	17%
Operating Income	$102	$96	7%		$356	$357	(0%	)
Operating Income as a % of Revenues	8.4%	9.0%	(60)BPS		7.3%	8.6%	(130)BPS
Net Income	$60	$62	(2%	)	$192	$219	(12%	)
Net Income as a % of Revenues	5.0%	5.8%	(80)BPS		4.0%	5.2%	(120)BPS
Earnings per Share (Fully Diluted)	$0.42	$0.44	(5%	)	$1.35	$1.55	(13%	)
Fully Diluted Weighted Avg Share Count	142.3	141.8			142.3	141.0

Operating income for the fourth quarter 2011 was $102 million, compared to $96 million for the same period in 2010, primarily driven by increased production volumes, partially offset by the charges recorded on development programs. Net income for the quarter was $60 million, or $0.42 per fully diluted share, compared to $62 million, or $0.44 per fully diluted share, in the same period of 2010. (Table 1)

Revenue for the full-year 2011 increased 17 percent to $4.864 billion.  Operating income for the full-year was $356 million.  Full-year net income decreased 12 percent to $192 million, or $1.35 per fully diluted share, compared to $219 million, or $1.55 per fully diluted share in 2010.

“In 2011 our core businesses generated strong operating performance while we successfully executed increased rates across the business. While the year was challenging for some of our development programs, it also marked many important milestones including finalizing the go-forward plan on the 787 program; Boeing’s decision to pursue the 737 MAX, where Spirit will play a significant role; certification and delivery of the 787 and 747-8 Freighter programs; and progress in the developmental phase of the A350, G650 and G280 programs,” said President and Chief Executive Officer Jeff Turner.  “The global demand for the current and next generation of large commercial airplanes is expanding as we continue to execute well in our established businesses.”

“We delivered over two-hundred and eighty end products to our customers in the fourth quarter, representing a 14 percent increase over 2010.  Among these was the delivery of our first production composite panels for the A350 fuselage from our Kinston, NC facility to our St. Nazaire, France facility where they were successfully joined in the quarter and recently delivered to the customer,” Turner added.

“With the strong long-term global outlook for commercial aerospace, our unique competitive position and our strong financial profile, we are well-positioned to generate long-term value for our shareholders.  As we move into 2012, our priorities will be execution, investing in our core programs, improving profitability, as well as developing, supporting certification, and transitioning new programs to initial production,” Turner concluded.

Spirit’s backlog at the end of the fourth quarter of 2011 increased by over 5 percent to $32 billion as orders exceeded deliveries. Spirit calculates its backlog based on contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.

Spirit updated its contract profitability estimates during the fourth quarter of 2011, resulting in a net pre-tax $21 million, or $0.10 per share, favorable cumulative catch-up adjustment primarily associated with productivity and efficiency improvements in the 737 contract block completed in the fourth quarter of 2011. In comparison, Spirit recognized a net pre-tax $10 million unfavorable cumulative catch-up adjustment for the fourth quarter of 2010.

Additionally, the company recorded forward loss charges on the G280 program of an additional pre-tax ($29) million, or ($0.14) per share, driven by the new manufacturing plan and higher forecasted assembly and supply chain costs; the 747-8 program of pre-tax ($18) million, or ($0.09) per share, due to manufacturing cost growth; and the A350 non-recurring wing program of pre-tax ($3) million, or ($0.02) per share, associated with engineering change cost growth.

Cash flow from operations was a $128 million source of cash for the fourth quarter of 2011, compared to a $364 million source of cash for the fourth quarter of 2010.  (Table 2)

Table 2. Cash Flow and Liquidity

	4th Quarter		Twelve Months
($ in millions)	2011	2010	2011	2010
Cash Flow from Operations	$128	$364	$(48)	$125
Purchases of Property, Plant & Equipment	$(86)	$(105)	$(250)	$(288)

	December 31,	December 31,
Liquidity	2011	2010
Cash	$178	$482
Total Debt	$1,201	$1,197

Cash balances at the end of the year were $178 million, down $304 million from a year ago reflecting the increase in inventory associated with increased production rates and continuing investments in new programs. At the end of 2011, the company’s $650 million revolving credit facility was undrawn.  Approximately $20 million of the credit facility is reserved for financial letters of credit.  Debt balances at the end of the fourth quarter were $1.201 billion.

The company’s credit rating remains unchanged at the end of the fourth quarter 2011 with a BB rating, stable outlook by Standard & Poor’s and a Ba2 rating, stable outlook by Moody’s Investor Services.

Financial Outlook

Spirit revenue guidance for the full-year 2012 is expected to be between $5.2 - $5.4 billion based on Boeing’s 2012 delivery guidance of 585 to 600 aircraft; expected B787 ship set deliveries; expected Airbus deliveries in 2012 of approximately 570 aircraft; internal Spirit forecasts for other customer production activities; expected non-production revenues; and foreign exchange rates consistent with those in 2011.

Fully diluted earnings per share guidance for 2012 is expected to be between $2.00 - $2.15 per share, reflecting continued growth and solid execution in core programs and transitioning new programs to early stages of production.

Cash flow from operations, less capital expenditures, is expected to be greater than $50 million, with capital expenditures of approximately $250 million.

The effective tax rate for 2012 is forecasted to be between 31 and 32 percent assuming the U.S. Research Tax Credit is extended. (Table 3)

Risk to our financial guidance includes, among other factors: 787 delivery volumes; higher than forecast non-recurring and recurring costs on our development programs; mid-range business jet market risks; and our ability to achieve anticipated productivity and cost improvements.

Table 3. Financial Outlook

	2011 Actual	2012 Guidance

Revenues	$4.9 billion	$5.2 - $5.4 billion

Earnings Per Share (Fully Diluted)	$1.35	$2.00 - $2.15

Effective Tax Rate	31.0%	31%- 32%*

Cash Flow from Operations	$(48) million	>$300 million

Capital Expenditures	$250 million	~$250 million

* Effective tax rate guidance, among other factors, assumes the benefit attributable to the extension of the U.S. research tax credit (Assumes ~1.25% benefit)

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: our ability to continue to grow our business and execute our growth strategy, including the timing, execution and profitability of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs and the related recurring production; margin pressures and the potential for additional forward-losses on aircraft development programs; our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft, including, but not limited to, the Boeing B737, B747, B767 and B777 programs, and the Airbus A320 and A380 programs; the effect on business and commercial aircraft demand and build rates of the following factors: continuing weakness in the global economy and economic challenges facing commercial airlines, a lack of business and consumer confidence, and the impact of continuing instability in global financial and credit markets, including, but not limited to,  any failure to avert a sovereign debt crisis in Europe; customer cancellations or deferrals as a result of  global economic uncertainty; the success and timely execution of key milestones such as deliveries of Boeing’s new B787 and first flight, certification and first delivery of Airbus’ new A350 XWB aircraft programs, receipt of necessary regulatory approvals, and customer adherence to their announced schedules; our ability to enter into profitable supply arrangements with additional customers; the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; returns on pension plan assets and impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act, environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to successfully extend or renegotiate our primary collective bargaining contracts with our labor unions; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; the effectiveness of our interest rate and foreign currency hedging programs; the outcome or impact of ongoing or future litigation, claims and regulatory actions; and our exposure to potential product liability and warranty claims. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements.  These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should review carefully the sections captioned “Risk Factors” in our 2010 Form 10-K filed February 22, 2011 for a more complete discussion of these and other factors that may affect our business.

Appendix

Segment Results

Fuselage Systems

Fuselage Systems segment revenues for the fourth quarter of 2011 were $582 million, up 12 percent from the same period last year, primarily driven by increased production volumes.  Operating margin for the fourth quarter of 2011 was 16.6 percent as compared to 13.1 percent during the same period of 2010. In the fourth quarter of 2011 the segment realized a favorable pre-tax $17 million cumulative catch-up adjustment primarily associated with productivity and efficiency improvements in the 737 contract block completed in the fourth quarter of 2011. Additionally, the segment recorded a pre-tax ($12) million forward loss on the 747-8 program due to manufacturing cost growth.

Propulsion Systems

Propulsion Systems segment revenues for the fourth quarter of 2011 were $322 million, up 22 percent from the same period last year, largely driven by increased production volumes.  Operating margin for the fourth quarter of 2011 was 16.3 percent as compared to 15.2 percent in the fourth quarter of 2010. In the fourth quarter of 2011 the segment realized a favorable pre-tax $6 million cumulative catch-up adjustment primarily associated with productivity and efficiency improvements in the 737 contract block completed in the fourth quarter of 2011.

Wing Systems

Wing Systems segment revenues for the fourth quarter of 2011 were $314 million, up 9 percent from the same period last year, primarily driven by increased production volumes. Operating margin for the fourth quarter of 2011 was (2.6) percent as compared to 9.7 percent during the same period of 2010. In the fourth quarter of 2011 the segment recorded an unfavorable net pre-tax ($2) million cumulative catch-up adjustment. Additionally, the segment recorded a pre-tax ($29) million additional forward loss on the G280 program driven by the new manufacturing plan and higher forecasted assembly and supply chain costs, a pre-tax ($6) million forward loss on the 747-8 program due to manufacturing cost growth, and a pre-tax ($3) million forward loss on the A350 non-recurring wing program associated with engineering change cost growth.

Table 4. Segment Reporting

	(unaudited) 4th Quarter				(unaudited) Twelve Months
($ in millions)	2011	2010	Change		2011	2010	Change
Segment Revenues
Fuselage Systems	$582.3	$519.1	12.2%		$2,425.0	$2,035.1	19.2%
Propulsion Systems	$321.7	$262.8	22.4%		$1,221.5	$1,061.8	15.0%
Wing Systems	$313.6	$287.7	9.0%		$1,207.8	$1,067.4	13.2%
All Other	$1.3	$1.5			$9.5	$8.1
Total Segment Revenues	$1,218.9	$1,071.1	13.8%		$4,863.8	$4,172.4	16.6%

Segment Earnings from Operations
Fuselage Systems	$96.8	$67.9	42.6%		$318.5	$292.3	9.0%
Propulsion Systems	$52.3	$39.9	31.1%		$194.1	$137.5	41.2%
Wing Systems	$(8.3)	$27.9	(129.7%)		$0.5	$101.0	(99.5%)
All Other	$(0.5)	$0.5			$1.3	$(1.8)
Total Segment Operating Earnings	$140.3	$136.2	3.0%		$514.4	$529.0	(2.8%)

Unallocated Corporate SG&A Expense	$(37.7)	$(35.6)	5.9%		$(145.5)	$(139.7)	4.2%
Unallocated Research & Development Expense	$(0.2)	$(1.4)	(85.7%)		$(1.9)	$(3.6)	(47.2%)
Unallocated Cost of Sales	$0.0	$(3.3)	(100.0%)		$(10.9)	$(28.7)	(62.0%)
Total Earnings from Operations	$102.4	$95.9	6.8%		$356.1	$357.0	(0.3%)

Segment Operating Earnings as % of Revenues
Fuselage Systems	16.6%	13.1%	350	BPS	13.1%	14.4%	(130	)BPS
Propulsion Systems	16.3%	15.2%	110	BPS	15.9%	12.9%	300	BPS
Wing Systems	(2.6%)	9.7%	(1,230	)BPS	0.0%	9.5%	(950	)BPS
All Other	(38.5%)	33.3%			13.7%	(22.2%)

Total Segment Operating Earnings as % of Revenues	11.5%	12.7%	(120	)BPS	10.6%	12.7%	(210	)BPS

Total Operating Earnings as % of Revenues	8.4%	9.0%	(60	)BPS	7.3%	8.6%	(130	)BPS

Contact information:

Investor Relations: Coleen Tabor (316) 523-7040

Media: Ken Evans (316) 523-4070

On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries

(One Ship Set equals One Aircraft)

2010 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2010
B737	94	96	93	89	372
B747	3	1	2	4	10
B767	3	4	3	5	15
B777	21	18	14	14	67
B787	5	4	4	3	16
Total	126	123	116	115	480

A320 Family	102	95	75	96	368
A330/340	25	23	5	19	72
A380	1	5	7	5	18
Total	128	123	87	120	458

Business/Regional Jet*	6	7	7	11	31

Total Spirit	260	253	210	246	969

2011 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2011
B737	93	97	95	92	377
B747	4	3	4	6	17
B767	5	6	6	6	23
B777	16	22	21	19	78
B787	6	7	5	7	25
Total	124	135	131	130	520

A320 Family	103	91	103	106	403
A330/340	18	26	24	25	93
A380	6	5	7	6	24
Total	127	122	134	137	520

Business/Regional Jet	10	13	12	14	49

Total Spirit	261	270	277	281	1,089

* Previously included Hawker-Beechcraft products only. Now includes Spirit deliveries associated with business and regional jets.

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	($ in millions, except per share data)
Net revenues	$1,218.9	$1,071.1	$4,863.8	$4,172.4
Operating costs and expenses:
Cost of sales	1,066.5	918.7	4,312.1	3,607.9
Selling, general and administrative	41.4	40.1	159.9	156.0
Research and development	8.6	16.4	35.7	51.5
Total operating costs and expenses	1,116.5	975.2	4,507.7	3,815.4
Operating income	102.4	95.9	356.1	357.0
Interest expense and financing fee amortization	(15.9)	(18.5)	(77.5)	(59.1)
Interest income	0.1	0.1	0.3	0.3
Other income (expense), net	1.4	(0.1)	1.4	(0.4)
Income before income taxes and equity in net loss of affiliate	88.0	77.4	280.3	297.8
Income tax provision	(27.3)	(15.4)	(86.9)	(78.2)
Income before equity in net loss of affiliate	60.7	62.0	193.4	219.6
Equity in net loss of affiliate	(0.3)	(0.1)	(1.0)	(0.7)
Net income	$60.4	$61.9	$192.4	$218.9

Earnings per share
Basic	$0.43	$0.44	$1.36	$1.56
Shares	139.4	138.4	139.2	137.9

Diluted	$0.42	$0.44	$1.35	$1.55
Shares	142.3	141.8	142.3	141.0

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2011	December 31, 2010
	($ in millions)
Current assets
Cash and cash equivalents	$177.8	$481.6
Accounts receivable, net	267.2	200.2
Inventory, net	2,630.9	2,507.9
Other current assets	79.9	105.0
Total current assets	3,155.8	3,294.7
Property, plant and equipment, net	1,615.7	1,470.0
Pension assets	118.8	172.4
Other assets	152.1	164.9
Total assets	$5,042.4	$5,102.0
Current liabilities
Accounts payable	$559.4	$443.5
Accrued expenses	224.3	219.6
Current portion of long-term debt	48.9	9.5
Advance payments, short-term	8.8	169.4
Deferred revenue, short-term	28.5	302.6
Other current liabilities	43.6	19.5
Total current liabilities	913.5	1,164.1
Long-term debt	1,152.0	1,187.3
Advance payments, long-term	655.9	655.2
Deferred revenue and other deferred credits	34.7	29.0
Pension/OPEB obligation	84.2	72.5
Other liabilities	237.4	183.0
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 118,560,926 and 107,201,314 issued, respectively	1.2	1.1
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 24,304,717 and 34,897,388 shares issued, respectively	0.2	0.3
Additional paid-in capital	995.9	983.6
Accumulated other comprehensive loss	(126.2)	(75.3)
Retained earnings	1,093.1	900.7
Total shareholders’ equity	1,964.2	1,810.4
Noncontrolling interest	0.5	0.5
Total equity	1,964.7	1,810.9
Total liabilities and equity	$5,042.4	$5,102.0

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Twelve Months Ended
	December 31, 2011	December 31, 2010
	($ in millions)
Operating activities
Net income	$192.4	$218.9
Adjustments to reconcile net income to net cash (used in) operating activities
Depreciation expense	129.2	115.3
Amortization expense	10.5	12.7
Employee stock compensation expense	11.2	28.8
Bad debt expense	1.4	—
Excess tax benefits from share-based payment arrangements	(1.3)	(5.0)
Loss on disposition of assets	1.0	0.7
Loss from foreign currency transactions	1.0	4.8
Deferred taxes	21.6	48.5
Long-term tax (benefit) provision	(6.1)	(9.7)
Pension and other post-retirement benefits, net	(9.6)	(8.9)
Grant income	(5.4)	(3.1)
Equity in net loss of affiliate	1.0	0.7
Changes in assets and liabilities
Accounts receivable	(66.3)	(41.6)
Inventory, net	(121.6)	(300.3)
Accounts payable and accrued liabilities	100.2	26.9
Advance payments	(159.9)	(140.3)
Deferred revenue and other deferred credits	(265.9)	181.8
Other	118.9	(5.1)
Net cash (used in) provided by operating activities	(47.7)	125.1
Investing activities
Purchase of property, plant and equipment	(249.7)	(288.1)
Other	0.5	(0.3)
Net cash (used in) investing activities	(249.2)	(288.4)
Financing activities
Proceeds from revolving credit facility	30.0	150.0
Payments on revolving credit facility	(30.0)	(150.0)
Proceeds from issuance of bonds		300.0
Principal payments of debt	(8.0)	(9.6)
Debt issuance and financing costs	0.4	(18.0)
Excess tax benefits from share-based payment arrangements	1.3	5.0
Net cash (used in) provided by financing activities	(6.3)	277.4
Effect of exchange rate changes on cash and cash equivalents	(0.6)	(1.5)
Net decrease in cash and cash equivalents for the period	(303.8)	112.6
Cash and cash equivalents, beginning of the period	481.6	369.0
Cash and cash equivalents, end of the period	$177.8	$481.6